EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129132, 333-149222, 333-169671, 333-179764, 333-202964, 333-205924 and 333-226914) on Form S-8 and Registration Statements (Nos. 333-134611, 333-198728, 333-213194, 333-213778, 333-224143, 333-225389, 333-226918, 333-228519 and 333-230154) on Form S-3 of Smith Micro Software, Inc. and its subsidiaries (collectively, the “Company”) of our reports dated March 13, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ SingerLewak LLP

Denver, Colorado
March 13, 2020